Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474


AMENDMENT NO.1 dated July 30, 2004
Pricing Supplement No. 57 dated July 6, 2004
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             July 6, 2004
Issue Date:             July 30, 2004



CUSIP       Aggregate        Price to    Gross       Named       Dealers'
Number      Principal        Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FCX7   $25,000,000.00   100.00%     3.00%       3.00%       3.00%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FCX7   $24,250,000.00   6.00%



CUSIP       Interest Payment         First Interest       Maturity
Number      Dates                    Payment Date         Date

52519FCX7   Monthly on the 30th,     August 30, 2004      July 30, 2034
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FCX7   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 30th, commencing July 30, 2009. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            At the Issue Date specified above, Lehman Brothers
                        Holdings may issue up to an additional $75,000,000.00 aggregate principal amount of Notes similar in all respects (including with respect to the price to public and the concessions specified above).


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.



LEHMAN BROTHERS                                     EDWARD D. JONES & CO., L.P.